CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A ANNOUNCES RESULTS OF ANNUAL SHAREHOLDERS’ MEETING

Time to vote on Delaware reincorporation extended to June 20, 2006

NEWPORT BEACH, CA, June 8, 2006—SM&A (Nasdaq: WINS) announced today that its annual shareholder meeting conducted on June 6, 2006 had adjourned until June 20, 2006 at 10:00 a.m. Pacific Time, after re-electing the current eight directors to the Board of Directors, and approving an increase in shares available to issue under its employee stock purchase plan.

When the annual meeting continues on June 20, 2006, shareholders will be asked to vote, in person or by proxy, on the reincorporation of SM&A in Delaware. SM&A is currently a California corporation. Approximately 7 million outstanding shares had not been voted on the question when the annual meeting commenced on June 6, 2006.

The continuation of the annual meeting will be held at the offices of SM&A, 4695 MacArthur Court, Ninth Floor, Newport Beach, California 92660.

Shareholders who have previously submitted proxies on the reincorporation question may revoke their proxies or change their vote by mailing a notice of revocation to the Corporate Secretary at the address of the Company referenced above, together with a new proxy card if the vote is being changed.

The Company expects to announce the results of the vote on reincorporation on June 20, 2006 if sufficient shares have been voted at that time.

Safe Harbor Statement
The statements in this news release that refer to expectations for fiscal year 2006 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K/A for the year ended December 31, 2005. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won.  Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services.  From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.